Exhibit 1.01

This Conflict Minerals Report (this “Report”) is filed as Exhibit 1.01 to the Specialized Disclosure Form on Form SD filed by Loar Holdings Inc. and its affiliates with respect to calendar year 2025 as required by Exchange Act Rule 13p-1 (the “Conflict Minerals Rule”) and Item 1.01(c) of Form SD. Numerous terms in this Report are defined in the Rule and Form SD and the reader is referred to those sources and to the 1934 Act Release No. 34-67716 (August 22, 2012) for such definitions. The terms “Company”, “Loar Holdings,” “we,” “us,” “our” and similar terms, unless the context otherwise requires, refer to Loar Holdings Inc. and its subsidiaries. References to the “reporting period” mean the calendar year ending or ended December 31. For example, “reporting period 2025” means the period from January 1, 2025 to December 31, 2025. Consistent with Conflict Minerals Rule, the terms “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

I.
Company Overview

The Company specializes in the design, manufacture, and sale of niche aerospace and defense components that are essential for today’s aircraft and aerospace and defense systems. Our focus is on mission-critical, highly engineered solutions with high-intellectual property content. Furthermore, our products have significant aftermarket exposure, which has historically generated predictable and recurring revenue.

The products we manufacture cover a diverse range of applications supporting nearly every major aircraft platform in use today and include auto throttles, lap-belt airbags, two- and three-point seat belts, water purification systems, fire barriers, polyimide washers and bushings, latches, interior securing devices, hold-open and tie rods, temperature and fluid sensors and switches, carbon and metallic brake discs, fluid and pneumatic-based ice protection, RAM air components, sealing solutions and motion and actuation devices, customized edge-lighted panels and knobs and annunciators for incandescent and LED illuminated pushbutton switches, high-performance fans and cooling devices, lighting, Human-Machine Interface products, and bespoke lighting systems, among others.

The Company is committed to complying with the requirements regarding the use of Conflict Minerals under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the related rules issued by the U.S. Securities and Exchange Commission (“SEC”).

II.
Reasonable Country of Origin Inquiry and Due Diligence Process

The Company’s business is conducted through its wholly-owned subsidiaries (referred to herein as “Subsidiaries”). Each Subsidiary conducted a “reasonable country of origin inquiry” (“RCOI”) within the meaning of the Conflict Minerals Rule to determine the origin of the necessary 3TG contained in our in-scope products. We designed our due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply

Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (collectively, the “OECD Guidance”).

III.
Due Diligence Program and Execution

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Our application of the OECD Guidance in respect of 2025 is discussed below. The headings for each of the steps in the next section conform to the headings used in the OECD Guidance for each of its five steps.

1.
OECD Guidance Step One: “Establish strong company management systems”

a.
We have a team charged with managing our 3TG compliance strategy that reports to our General Counsel. The following functional areas were represented on the working group: investor relations, finance/accounting, legal and procurement.

b.
The first step in our system was to establish a Company wide policy regarding Conflict Minerals, which was duly adopted on October 23, 2025 (the “Policy”).

c.
Next, we commenced a process for educating our Subsidiaries on the Conflict Minerals Rule and our Policy, including a presentation made to our Subsidiary management teams regarding the same.

d.
The Policy includes a grievance mechanism for employees, suppliers and other interested parties to report violations of our 3TG program compliance requirements.

2.
OECD Guidance Step Two: “Identify and assess risk in the supply chain”

a.
We determined which of our products were in-scope or potentially in-scope for purposes of our compliance with the Conflict Minerals Rule through product specifications, bills of material, and supplier inquiries and other information known to us.

b.
We furnished our direct suppliers that we determined to be potentially in-scope for purposes of our compliance with the Conflict Minerals Rule (the “Suppliers”) with a letter and a blank copy of the CMRT for their use in responding. With regard to non-responsive suppliers, our Subsidiaries followed up with an additional letter/communication to request a response.

c.
Supplier responses were reviewed to identify potential risk in the supply chain, and to determine next steps to be taken by the Company with regard to such risk.

3.
OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”

a.
The findings of our compliance efforts were reported to our General Counsel.

b.
Based upon our review of supplier responses and discussions with our internal compliance team, we intend to take the following additional steps to mitigate risk in 2026 and beyond:

i.
Continue to encourage responsive suppliers to provide disclosure on an annual basis.

ii.
Request suppliers that provided incomplete responses or that did not provide responses for 2025 to provide requested information for 2026.

iii.
Communicate to in-scope suppliers our sourcing expectations through the conflict minerals clause in our standard terms and conditions.

iv.
Evaluate alternatives for suppliers wherein we have identified risk whether through their lack of response or in responses wherein we have identified risk.

4.
OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”

We do not have direct relationships with smelters and refiners identified by our Subsidiaries’ suppliers as being in their supply chain, nor do we perform or direct audits of these entities within our Subsidiaries’ supply chain. Therefore, we generally rely upon industry efforts to influence smelters and refiners to be audited, and to provide compliant certification.

5.
OECD Guidance Step 5: “Report on supply chain due diligence”

We have filed a Form SD and this Conflict Minerals Report with the SEC and made available on our website the Form SD and this Conflict Minerals Report.

IV.
Results of Review

For calendar year 2025, based on the supplier information we collected and reviewed, we did not identify information indicating that the necessary 3TG in our in-scope products directly or indirectly financed or benefited armed groups in the DRC or an adjoining country. Given the nature and completeness of supplier responses, we were not able to confirm the origin of all necessary 3TG with certainty. We conducted due diligence consistent with the OECD Guidance and filed a Conflict Minerals Report.

Forward-Looking Statements

Certain statements in this report relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions, or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements concerning the additional steps that the Company intends to take to mitigate the risk that its necessary 3TG finance or benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties may include, but are not limited to, changes in the Rule, interpretations of the Rule, international due diligence frameworks, law, the Company’s internal allocation of resources or emphasis, customer demands or expectations, and the cooperation of suppliers.